                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                              (Amendment No._________ )

                   PRICESMART, INC.
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                                   (Name of Issuer)


             Common Stock, $.01 par value per share
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                            (Title of Class of Securities)


                                     741511 10 9
                         ------------------------------------
                                    (CUSIP Number)

                                    June  10, 1998
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               (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 2 of 8

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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Performance Capital, L.P.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)
                                                                        (a)  /X/
                                                                        (b)  / /
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

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                         5    SOLE VOTING POWER
  NUMBER OF
                              312,800
   SHARES                -------------------------------------------------------
                         6    SHARED VOTING POWER
BENEFICIALLY

OWNED BY EACH            -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
  REPORTING
                              312,800
 PERSON WITH             -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     312,800
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 5,911,342 shares outstanding at 4/8/98)
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12   TYPE OF REPORTING PERSON (See Instructions)

     PN
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                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 3 of 8

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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only)

     Performance Capital II, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                                 (a)  /X/
                                                                        (b)  / /
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3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
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                         5    SOLE VOTING POWER

  NUMBER OF                   7,500
                         -------------------------------------------------------
   SHARES                6    SHARED VOTING POWER

BENEFICIALLY
                         -------------------------------------------------------
OWNED BY EACH            7    SOLE DISPOSITIVE POWER

  REPORTING                   7,500
                         -------------------------------------------------------
 PERSON WITH             8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%  (based on 5,911,342 shares outstanding at 4/8/98)
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12   TYPE OF REPORTING PERSON (See Instructions)

     PN
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

                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 4 of 8

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1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (Entities Only)

     Performance Offshore, Ltd.
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)                                                 (a)  /X/
                                                                        (b)  / /
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3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
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                         5    SOLE VOTING POWER

  NUMBER OF                   6,200
                         -------------------------------------------------------
   SHARES                6    SHARED VOTING POWER

BENEFICIALLY
                         -------------------------------------------------------
OWNED BY EACH            7    SOLE DISPOSITIVE POWER

  REPORTING                   6,200
                         -------------------------------------------------------
 PERSON WITH             8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,200
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)                                                    / /


--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1% (based on 5,911,342 shares outstanding at 4/8/98)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
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

                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 5 of 8


ITEM 1.   NAME OF ISSUER AND ADDRESS

          (a) The name of the issuer is Pricesmart, Inc., a Delaware corporation ("PI").

          (b) The principal executive offices of PI are located at 4649 Morena Boulevard, San Diego, CA 92117

ITEM 2. IDENTITY, ADDRESS, CITIZENSHIP, TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

ITEMS 2(a), (b), (c)

          This statement on Schedule 13G ("Statement") is filed by Performance Capital, L.P., a New York limited partnership ("PCI"), Performance Capital II, L.P., a New York limited partnership ("PCII") and Performance Offshore, Ltd, a Cayman Islands corporation ("POL"; PCI, PCII and POL shall be referred to collectively as the "Group"; each member of the Group being hereinafter referred to individually as a "Member" and collectively as "Members"). Performance Capital, LLC, a New York limited liability company ("PCLLC"), is the sole general partner of PCI and Brian Warner is the sole manager of PCLLC. Performance Management, LLC, a New York limited liability company ("PMLLC"), is the sole general partner of PCII and Brian Warner is the sole manager of PMLLC. Performance Management Holding Corp., a Delaware corporation ("PMHC"), is the sole investment manager of POL and Brian Warner is the President and sole director of PMHC. The address of principal business office of PCI, PCII, PCLLC, PMLLC, PMHC and Brian Warner is 767 Third Avenue, 16th Floor, New York, NY 10017. The address of principal business office of POL is Corporate Centre, West Bay Road, P.O. Box 31106 SMB, Grand Cayman, Cayman Islands, B.W.I.

ITEM 2(d), (e)

This Statement relates to the Common Stock, $.0001 per value per share (the "PI Common Stock") of PI. The CUSIP number for the PI Common Stock is 741511 10 9.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO Sections 240.13D-1(b) OR 240.13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A :

          Not Applicable

ITEM 4.   OWNERSHIP

ITEM 4(a), (b)

          PCI owns 312,800 shares of PI Common Stock, representing 5.3% of PI's issued and outstanding shares (based on 5,911,342 shares outstanding at April 8, 1998). PCII owns 7,500 shares of PI Common Stock, representing 0.1% of PI's issued and outstanding shares (based on

                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 6 of 8


5,911,342 shares outstanding at April 8, 1998). POL owns 6,200 shares of PI Commons Stock, representing 0.1% of PI's issued and outstanding shares (based on 5,911,342 shares outstanding at April 8, 1998).

ITEM 4(c)

          Each Member is the sole beneficial owner of the securities identified in subsection (a) above. PCLLC, as the sole general partner of PCI, has sole voting and dispositive power over the PI Common Stock owned by PCI. PMLLC, as the sole general partner of PCII, has sole voting and dispositive power over the shares of PI Common Stock owned by PCII. PMHC, as the sole investment manager of POL, has sole voting and dispositive power over the PI Common Stock owned by POL.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

ITEM 10.  CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 7 of 8


                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: June 15, 1998

                              PERFORMANCE CAPITAL, L.P.
                              By: Performance Capital, LLC, General Partner

                              By: /s/ BRIAN WARNER
                                 ---------------------------------------
                                   Brian Warner, Manager

                              PERFORMANCE CAPITAL II, L.P.
                              By: Performance Management, LLC General Partner

                              By: /s/ BRIAN WARNER
                                 ---------------------------------------
                                   Brian Warner, Manager


                              PERFORMANCE OFFSHORE, LTD.

                              By: /s/ CFS COMPANY LTD.
                                 ---------------------------------------
                                 Name:  CFS Company Ltd.
                                 Title: Director

                                     SCHEDULE 13G

CUSIP NO. 741511 10 9                                                Page 8 of 8


                               JOINT FILING AGREEMENT
                                ----------------------

     JOINT FILING AGREEMENT made as of this 15th day of June, 1998, by and among PERFORMANCE CAPITAL, L.P., PERFORMANCE CAPITAL II, L.P. and PERFORMANCE OFFSHORE, LTD.

                               W I T N E S S E T H :

     WHEREAS, PERFORMANCE CAPITAL, L.P., PERFORMANCE CAPITAL II, L.P. and PERFORMANCE OFFSHORE, LTD. collectively beneficially own more than five (5%) percent of the issued and outstanding common stock, $.0001 par value, of PRICESMART, INC. ("PI Common Stock"), a Delaware corporation; and

     WHEREAS, the parties desire to file a Schedule 13G with the Securities and Exchange Commission ("SEC").

     NOW, THEREFORE, the parties agree as follows:

     PERFORMANCE CAPITAL, L.P., PERFORMANCE CAPITAL II, L.P. and PERFORMANCE OFFSHORE, LTD. hereby agree to jointly file a Schedule 13G with the SEC regarding the beneficial ownership of PI Common Stock and to file any and all amendments and supplements thereto.

     This Agreement contains the entire agreement among the parties concerning the subject matter hereof and may not be amended, modified or changed except pursuant to a written instrument signed by all parties.

     IN WITNESS WHEREOF, the parties have signed this Agreement the day and year first above written.


                              PERFORMANCE CAPITAL, L.P.
                              By: Performance Capital, LLC, General Partner

                              By: /s/ BRIAN WARNER
                                 ---------------------------------------
                                   Brian Warner, Manager

                              PERFORMANCE CAPITAL II, L.P.
                              By: Performance Management, LLC General Partner

                              By: /s/ BRIAN WARNER
                                 ---------------------------------------
                                   Brian Warner, Manager


                              PERFORMANCE OFFSHORE, LTD.

                              By: /s/ CFS COMPANY LTD.
                                 ---------------------------------------
                                 Name:  CFS Company Ltd.
                                 Title: Director